Exhibit 99.1

CONTACT
Matt DiLiberto
Chief Financial Officer
(212) 594-2700

SL GREEN REALTY CORP. REPORTS SECOND QUARTER 2017 EPS OF $0.08 PER SHARE; AND FFO OF $1.78 PER SHARE

Financial and Operating Highlights

•
Net income attributable to common stockholders of $0.08 per share for the second quarter as compared to $1.33 per share for the same period in 2016. Net income attributable to common stockholders for the second quarter of 2016 includes $75.2 million, or $0.72 per share, of income related to 388-390 Greenwich Street, which was sold in the second quarter of 2016.

•
FFO of $1.78 per share for the second quarter compared to $3.39 per share for the same period in 2016. FFO for the second quarter of 2017 included $9.4 million, or $0.09 per share, of previously unrecognized income on the Company’s preferred equity investment in 885 Third Avenue and $10.3 million, or $0.10 per share, of net fees related to the closing of the One Vanderbilt joint venture. FFO for the second quarter of 2016 included $185.8 million or $1.77 per share, of income related to 388-390 Greenwich Street, which was sold in the second quarter of 2016.

•
Same-store cash NOI, including our share of same-store cash NOI from unconsolidated joint ventures, increased 0.6% for the first six months of 2017, or 1.4%, excluding the effect of lease termination income, as compared to the same period in the prior year. The Company is reaffirming its full-year 2017 same store cash NOI guidance range of 2.0% - 3.0%.

•
Signed 45 Manhattan office leases covering 314,399 square feet in the second quarter and 89 Manhattan office leases covering 660,744 square feet in the first six months of 2017. The mark-to-market on signed Manhattan office leases was 13.2% higher for the second quarter and 17.5% higher for the first six months over the previously fully escalated rents on the same spaces.

•
Signed 21 Suburban office leases covering 159,581 square feet in the second quarter and 47 Suburban office leases covering 305,838 square feet in the first six months of 2017. The mark-to-market on signed Suburban office leases was 7.1% higher for the second quarter and 4.7% higher for the first six months over the previously fully escalated rents on the same spaces.

•
Manhattan same-store occupancy, inclusive of leases signed but not yet commenced, was 94.9% as of June 30, 2017. Suburban same-store occupancy, inclusive of leases signed but not yet commenced, was 85.1% as of June 30, 2017.

Investing Highlights

•	In the second quarter, the Company repurchased 2.4 million shares of common stock under the previously announced $1.0 billion share repurchase plan, at an average price of $103.41 per share.

•	Executed a Guaranteed Maximum Price (GMP) contract, secured a New Building Permit and commenced vertical construction at One Vanderbilt Avenue.

•
The Company, along with its joint venture partner, entered into an agreement to sell 680-750 Washington Boulevard, in Stamford, Connecticut, also known as Stamford Towers, for a gross sale price of $97.0 million, or $298 per square foot. The transaction closed in July and generated net proceeds of $45.5 million.

•
Entered into an agreement to sell 125 Chubb Avenue in Lyndhurst, New Jersey for a gross sale price of $29.5 million. The transaction is expected to close in August and generate net proceeds of approximately $28.8 million.

•
Closed on the previously announced sale of a 90% interest in 102 Greene Street, a 9,200 square-foot retail property in SoHo, at a gross asset valuation of $43.5 million, or $4,728 per square foot. The Company recognized net proceeds of $38.0 million and a gain on sale of $4.9 million.

•
Closed on the sale of 520 White Plains Road, a 180,000 square-foot office property located in Tarrytown, New York, for a gross sale price of $21.0 million, or $117 per square foot. The sale generated net proceeds of $5.0 million to the Company.

•	Originated new debt and preferred equity investments totaling $431.0 million in the second quarter, of which $369.8 million was retained at a yield of 10.2%.
Financing Highlights

•
Closed on a new $300.0 million debt and preferred equity liquidity facility, which provides for favorable financing of senior mortgage loan investments. The new facility has a 1-year term with two 1-year extension options.

Summary
New York, NY, July 19, 2017 - SL Green Realty Corp. (the "Company") (NYSE: SLG) today reported net income attributable to common stockholders for the quarter ended June 30, 2017 of $8.2 million, or $0.08 per share, as compared to net income attributable to common stockholders of $133.5 million, or $1.33 per share, for the same quarter in 2016. Net income attributable to common stockholders for the quarter ended June 30, 2017 includes $9.3 million, or $0.09 per share, of net gains recognized from the sale of real estate as compared to $230.0 million, or $2.20 per share, for the same quarter in 2016.
The Company also reported net income attributable to common stockholders for the six months ended June 30, 2017 of $19.6 million, or $0.19 per share, as compared to net income attributable to common stockholders of $156.7 million, or $1.56 per share, for the same period in 2016. Net income attributable to common stockholders for the six months ended June 30, 2017 includes $11.9 million, or $0.11 per share, of net gains recognized from the sale of real estate as compared to $253.7 million, or $2.43 per share, for the same period in 2016.
The Company reported funds from operations, or FFO, for the quarter ended June 30, 2017 of $186.8 million, or $1.78 per share, as compared to FFO for the same period in 2016 of $355.7 million, or $3.39 per share. FFO for the second quarter of 2017 included $9.4 million, or $0.09 per share, of previously unrecognized income on the Company’s preferred equity investment in 885 Third Avenue and $10.3 million, or $0.10 per share, of net fees related to the closing of the One Vanderbilt joint venture. FFO for the second quarter of 2016 included $185.8 million, or $1.77 per share, of income from 388-390 Greenwich Street, which was sold in the second quarter of 2016.
The Company also reported FFO for the six months ended June 30, 2017 of $352.7 million, or $3.36 per share, as compared to FFO for the same period in 2016 of $547.5 million, or $5.24 per share. FFO for the first six months of 2016 included $207.6 million, or $1.99 per share, of income from 388-390 Greenwich Street, which was sold in the second quarter of 2016.
All per share amounts in this press release are presented on a diluted basis.
Operating and Leasing Activity
For the quarter ended June 30, 2017, the Company reported consolidated revenues and operating income of $398.2 million and $237.2 million, respectively, compared to $617.6 million and $451.1 million, respectively, for the same period in 2016.
Same-store cash NOI, including our share of same-store cash NOI from unconsolidated joint ventures, decreased by 0.5% for the quarter ended June 30, 2017 as compared to the same period in 2016. For the quarter, consolidated property same-store cash NOI decreased by 2.0% to $165.9 million, primarily as a result of expected tenant move-outs at 485 Lexington Avenue, 1515 Broadway and 220 E 42nd Street, while unconsolidated joint venture property same-store cash NOI increased by 9.2% to $29.0 million in 2017 as compared to the same period in 2016.
Same-store cash NOI, including our share of same-store cash NOI from unconsolidated joint ventures, increased by 0.6% for the six months ended June 30, 2017, or 1.4% excluding the effect of lease termination income, as compared to the same period in 2016. For the six months, consolidated property same-store cash NOI decreased by 0.6% to $326.6 million, primarily as a result of expected tenant move-outs at 485 Lexington Avenue, 1515 Broadway and 220 E 42nd Street, while unconsolidated joint venture property same-store cash NOI increased by 8.0% to $57.7 million in 2017 as compared to the same period in 2016.
In the second quarter, the Company signed 45 office leases in its Manhattan portfolio totaling 314,399 square feet. Thirty-two leases comprising 190,949 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated. Those replacement leases had average starting rents of $66.91 per rentable square foot, representing a 13.2% increase over the previously fully escalated rents on the same office spaces. The average lease term on the Manhattan office leases signed in the second quarter was 8.6 years and average tenant concessions were 5.3 months of free rent with a tenant improvement allowance of $61.26 per rentable square foot.

During the first six months of 2017, the Company signed 89 office leases in its Manhattan portfolio totaling 660,744 square feet. Sixty-one leases comprising 378,045 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated. Those replacement leases had average starting rents of $72.60 per rentable square foot, representing a 17.5% increase over the previously fully escalated rents on the same office spaces. The average lease term on the Manhattan office leases signed in the first six months of 2017 was 9.2 years and average tenant concessions were 4.8 months of free rent with a tenant improvement allowance of $55.73 per rentable square foot.
Occupancy in the Company's Manhattan same-store portfolio was 94.9% at June 30, 2017, inclusive of 505,984 square feet of leases signed but not yet commenced, as compared to 95.7% at March 31, 2017.
In the second quarter, the Company signed 21 office leases in its Suburban portfolio totaling 159,581 square feet. Eleven leases comprising 64,742 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated. Those replacement leases had average starting rents of $35.59 per rentable square foot, representing a 7.1% increase over the previously fully escalated rents on the same office spaces. The average lease term on the Suburban office leases signed in the second quarter was 8.1 years and average tenant concessions were 7.0 months of free rent with a tenant improvement allowance of $37.67 per rentable square foot.
During the first six months of 2017, the Company signed 47 office leases in its Suburban portfolio totaling 305,838 square feet. Twenty-six leases comprising 143,471 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated. Those replacement leases had average starting rents of $32.80 per rentable square foot, representing a 4.7% increase over the previously fully escalated rents on the same office spaces. The average lease term on the Manhattan office leases signed in the first six months of 2017 was 6.8 years and average tenant concessions were 5.4 months of free rent with a tenant improvement allowance of $29.66 per rentable square foot.
Occupancy in the Company's Suburban same-store portfolio was 85.1% at June 30, 2017, inclusive of 19,643 square feet of leases signed but not yet commenced, as compared to 84.6% at March 31, 2017.
Significant leases that were signed in the second quarter included:

•	New lease on 65,000 square feet with Ascensia Diabetes Care US Inc. at 100 Summit in Valhalla, New York, for 11.0 years;

•	New lease on 46,492 square feet with 100 Church Street Tenant LLC at 100 Church Street, for 15.6 years;

•	New lease on 22,522 square feet with Soroban Capital Partners at 55 West 46th Street, also known as Tower 46, for 10.0 years;

•	New lease on 20,132 square feet with Ermenegildo Zegna at 10 East 53rd Street, for 11.0 years;

•	New lease on 17,587 square feet with Schlesinger Associates at 711 Third Avenue, for 10.5 years;

•	New lease on 17,320 square feet with Pretium Partners at 810 Seventh Avenue, for 10.5 years;

•	New lease on 16,442 square feet with Exelon Generation Company at 500 Summit in Valhalla, New York, for 7.0 years;
Marketing, general and administrative, or MG&A, expenses for the three months ended June 30, 2017 were $24.3 million, or 5.0% of total combined revenues and an annualized 52 basis points of total assets, including our share of assets from unconsolidated joint ventures.
Investment Activity
During the second quarter, the Company repurchased 2.4 million shares of common stock under the previously announced $1.0 billion share repurchase plan, at an average price of $103.41 per share.
In April, the Company, along with its joint venture partners, executed a Guaranteed Maximum Price (GMP) contract with AECOM Tishman and secured a New Building Permit from New York City for the construction at One Vanderbilt Avenue. The GMP contract includes the procurement of more than 25,000 tons of domestically-fabricated structural steel from Banker Steel Company, a Virginia-based steel fabrication firm. Vertical construction commenced in June.
In May, the Company, along with its joint venture partner, reached an agreement to sell 680-750 Washington Boulevard, in Stamford, Connecticut, also known as Stamford Towers, for a gross sale price of $97.0 million, or $298 per square foot. The transaction closed in July and generated net proceeds of $45.5 million.
In May, the Company reached an agreement to sell 125 Chubb Avenue, a 278,000 square-foot office property located in Lyndhurst, New Jersey, for a gross sale price of $29.5 million. The transaction is expected to close in August and generate net proceeds of approximately $28.8 million.
In April, the Company closed on the previously announced sale of a 90% interest in 102 Greene Street, a 9,200 square-foot retail property in SoHo, at a gross asset valuation of $43.5 million, or $4,728 per square foot. The Company recognized net proceeds of $38.0 million and a gain on sale of $4.9 million.
In April, the Company closed on the sale of 520 White Plains Road, a 180,000 square-foot office property located in Tarrytown, New York, for a gross sale price of $21.0 million, or $117 per square foot. The Company recognized net proceeds from the sale of $5.0 million.
Debt and Preferred Equity Investment Activity
The carrying value of the Company’s debt and preferred equity investment portfolio totaled $2.13 billion at June 30, 2017, including $1.99 billion of investments at a weighted average current yield of 9.5% that are classified in the debt and preferred equity line item on the balance sheet, and investments aggregating $0.14 billion at a weighted average current yield of 8.3% that are included in other balance sheet line items for accounting purposes. In the second quarter, the Company originated new debt and preferred equity investments totaling $431.0 million, of which $369.8 million was retained and $368.6 million was funded, at a weighted average current yield of 10.2%. In the second quarter, the Company recorded $235.4 million of principal reductions from investments that were repaid, sold or syndicated.

Financing Activity
In June, the Company closed on a new $300.0 million debt and preferred equity liquidity facility. The facility, which will be secured by select senior mortgage loans in the Company's debt portfolio, has a 1-year term with two 1-year extension option and bears interest on a floating rate basis at a spread to LIBOR based on the pledged collateral and advance rate.
Dividends
In the second quarter of 2017, the Company declared quarterly dividends on its outstanding common and preferred stock as follows:

•	$0.775 per share of common stock, which was paid on July 17, 2017 to shareholders of record on the close of business on June 30, 2017; and

•
$0.40625 per share on the Company's 6.50% Series I Cumulative Redeemable Preferred Stock for the period April 15, 2017 through and including July 14, 2017, which was paid on July 17, 2017 to shareholders of record on the close of business on June 30, 2017, and reflects the regular quarterly dividend, which is the equivalent of an annualized dividend of $1.625 per share.

Conference Call and Audio Webcast
The Company's executive management team, led by Marc Holliday, Chief Executive Officer, will host a conference call and audio webcast on Thursday, July 20, 2017 at 2:00 pm ET to discuss the financial results.
The supplemental data will be available prior to the quarterly conference call in the Investors section of the SL Green Realty Corp. website at http://slgreen.com/ under “Financial Reports.”
The live conference call will be webcast in listen-only mode in the Investors section of the SL Green Realty Corp. website at http://slgreen.com/ under “Event Calendar & Webcasts”. The conference may also be accessed by dialing toll-free (877) 312-8765 or international (419) 386-0002, and using passcode 43379728.
A replay of the call will be available 7 days after the call by dialing (855) 859-2056 using passcode 43379728. A webcast replay will also be available in the Investors section of the SL Green Realty Corp. website at http://slgreen.com/ under “Event Calendar & Webcasts”.
Company Profile
SL Green Realty Corp., an S&P 500 company and New York City's largest office landlord, is a fully integrated real estate investment trust, or REIT, that is focused primarily on acquiring, managing and maximizing value of Manhattan commercial properties. As of June 30, 2017, SL Green held interests in 119 Manhattan buildings totaling 47.4 million square feet. This included ownership interests in 27.5 million square feet of Manhattan buildings and debt and preferred equity investments secured by 19.9 million square feet of buildings. In addition, SL Green held ownership interests in 29 suburban buildings totaling 4.6 million square feet in Brooklyn, Long Island, Westchester County, Connecticut and New Jersey.
To be added to the Company's distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at (212) 594-2700.

Disclaimers
Non-GAAP Financial Measures
During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found in this release and in the Company’s Supplemental Package.

Forward-looking Statement
This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions thereof. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, are forward-looking statements. Forward-looking statements are not guarantees of future performance and we caution you not to place undue reliance on such statements. Forward-looking statements are generally identifiable by the use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," "project," "continue," or the negative of these words, or other similar words or terms.

Forward-looking statements contained in this press release are subject to a number of risks and uncertainties, many of which are beyond our control, that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by forward-looking statements made by us. Factors and risks to our business that could cause actual results to differ from those contained in the forward-looking statements are described in our filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

SL GREEN REALTY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues:
Rental revenue, net	$279,407	$416,809	$560,736	$762,416
Escalation and reimbursement	42,620	48,616	86,812	94,227
Investment income	60,622	44,214	100,921	98,951
Other income	15,501	107,975	27,062	117,464
Total revenues	398,150	617,614	775,531	1,073,058
Expenses:
Operating expenses, including related party expenses of $5,262 and $9,436 in 2017 and $6,667 and $10,129 in 2016.	70,852	75,324	145,358	154,844
Real estate taxes	60,945	62,124	122,013	123,798
Ground rent	8,308	8,307	16,616	16,615
Interest expense, net of interest income	64,856	89,089	130,478	183,761
Amortization of deferred financing costs	3,432	7,433	8,193	15,365
Depreciation and amortization	133,054	425,042	227,188	604,350
Transaction related costs	46	2,115	179	3,394
Marketing, general and administrative	24,256	24,484	48,399	48,516
Total expenses	365,749	693,918	698,424	1,150,643
Net income (loss) before equity in net income from unconsolidated joint ventures, equity in net gain on sale of interest in unconsolidated joint venture/real estate, (loss) gain on sale of real estate net, depreciable real estate reserve, and (loss) gain on sale of marketable securities	32,401	(76,304)	77,107	(77,585)
Equity in net income from unconsolidated joint ventures	3,412	5,841	10,026	15,937
Equity in net gain on sale of interest in unconsolidated joint venture/real estate	13,089	33,448	15,136	43,363
(Loss) gain on sale of real estate, net	(3,823)	196,580	(3,256)	210,353
Depreciable real estate reserves	(29,064)	(10,387)	(85,336)	(10,387)
(Loss) gain on sale of marketable securities	—	(83)	3,262	(83)
Net income	16,015	149,095	16,939	181,598
Net income attributable to noncontrolling interests in the Operating Partnership	(419)	(5,586)	(895)	(6,508)
Net (income) loss attributable to noncontrolling interests in other partnerships	(786)	(3,435)	16,705	(5,409)
Preferred unit distributions	(2,851)	(2,880)	(5,701)	(5,528)
Net income attributable to SL Green	11,959	137,194	27,048	164,153
Perpetual preferred stock dividends	(3,737)	(3,737)	(7,475)	(7,475)
Net income attributable to SL Green common stockholders	$8,222	$133,457	$19,573	$156,678

Earnings Per Share (EPS)
Net income per share (Basic)	$0.08	$1.33	$0.20	$1.57
Net income per share (Diluted)	$0.08	$1.33	$0.19	$1.56

Funds From Operations (FFO)
FFO per share (Basic)	$1.79	$3.40	$3.36	$5.25
FFO per share (Diluted)	$1.78	$3.39	$3.36	$5.24

Basic ownership interest
Weighted average REIT common shares for net income per share	99,900	100,134	100,268	100,093
Weighted average partnership units held by noncontrolling interests	4,562	4,342	4,584	4,158
Basic weighted average shares and units outstanding	104,462	104,476	104,852	104,251

Diluted ownership interest
Weighted average REIT common share and common share equivalents	100,170	100,450	100,556	100,375
Weighted average partnership units held by noncontrolling interests	4,562	4,342	4,584	4,158
Diluted weighted average shares and units outstanding	104,732	104,792	105,140	104,533

SL GREEN REALTY CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	June 30,	December 31,
	2017	2016
Assets	(Unaudited)
Commercial real estate properties, at cost:
Land and land interests	$2,936,879	$3,309,710
Building and improvements	7,476,108	7,948,852
Building leasehold and improvements	1,441,587	1,437,325
Properties under capital lease	47,445	47,445
	11,902,019	12,743,332
Less accumulated depreciation	(2,397,299)	(2,264,694)
	9,504,720	10,478,638
Assets held for sale	119,224	—
Cash and cash equivalents	270,965	279,443
Restricted cash	109,959	90,524
Investment in marketable securities	29,524	85,110
Tenant and other receivables, net of allowance of $17,677 and $16,592 in 2017 and 2016, respectively	50,946	53,772
Related party receivables	23,725	15,856
Deferred rents receivable, net of allowance of $23,270 and $25,203 in 2017 and 2016, respectively	385,040	442,179
Debt and preferred equity investments, net of discounts and deferred origination fees of $15,079 and $16,705 in 2017 and 2016, respectively	1,986,413	1,640,412
Investments in unconsolidated joint ventures	2,219,371	1,890,186
Deferred costs, net	249,724	267,600
Other assets	360,096	614,067
Total assets	$15,309,707	$15,857,787

Liabilities
Mortgages and other loans payable	$3,857,421	$4,140,712
Revolving credit facility	200,000	—
Unsecured term loan	1,183,000	1,183,000
Unsecured notes	1,091,332	1,133,957
Deferred financing costs, net	(56,820)	(82,258)
Total debt, net of deferred financing costs	6,274,933	6,375,411
Accrued interest payable	36,478	36,052
Other liabilities	197,261	212,493
Accounts payable and accrued expenses	134,294	190,583
Deferred revenue	229,692	217,955
Capitalized lease obligations	42,480	42,132
Deferred land leases payable	2,911	2,583
Dividend and distributions payable	86,081	87,271
Security deposits	68,286	66,504
Liabilities related to assets held for sale	106	—
Junior subordinate deferrable interest debentures held by trusts that issued trust preferred securities	100,000	100,000
Total liabilities	7,172,522	7,330,984

Commitments and contingencies	—	—
Noncontrolling interest in the Operating Partnership	487,660	473,882
Preferred units	301,885	302,010

Equity
Stockholders’ equity:
Series I Preferred Stock, $0.01 par value, $25.00 liquidation preference, 9,200 issued and outstanding at both June 30, 2017 and December 31, 2016	221,932	221,932
Common stock, $0.01 par value 160,000 shares authorized, 99,422 and 101,617 issued and outstanding at June 30, 2017 and December 31, 2016, respectively (including 1,055 held in Treasury at June 30, 2017 and December 31, 2016)	995	1,017
Additional paid-in capital	5,391,038	5,624,545
Treasury stock at cost	(124,049)	(124,049)
Accumulated other comprehensive income	14,354	22,137
Retained earnings	1,431,442	1,578,893
Total SL Green Realty Corp. stockholders’ equity	6,935,712	7,324,475
Noncontrolling interests in other partnerships	411,928	426,436
Total equity	7,347,640	7,750,911
Total liabilities and equity	$15,309,707	$15,857,787

SL GREEN REALTY CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited and in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Funds From Operations (FFO) Reconciliation:	2017	2016	2017	2016

Net income attributable to SL Green common stockholders	$8,222	$133,457	$19,573	$156,678
Add:
Depreciation and amortization	133,054	425,042	227,188	604,350
Joint venture depreciation and noncontrolling interest adjustments	25,086	8,328	49,419	18,842
Net income attributable to noncontrolling interests	1,205	9,021	(15,810)	11,917
Less:
(Loss) gain on sale of real estate and discontinued operations, net	(3,823)	196,580	(3,256)	210,353
Equity in net gain on sale of interest in unconsolidated joint venture/real estate	13,089	33,448	15,136	43,363
Depreciable real estate reserve	(29,064)	(10,387)	(85,336)	(10,387)
Depreciation on non-rental real estate assets	564	500	1,080	996
FFO attributable to SL Green common stockholders and noncontrolling interests	$186,801	$355,707	$352,746	$547,462

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Operating income and Same-store NOI Reconciliation:	2017	2016	2017	2016

Net income	$16,015	$149,095	$16,939	$181,598
Equity in net gain on sale of interest in unconsolidated joint venture/real estate	(13,089)	(33,448)	(15,136)	(43,363)
Loss (gain) on sale of real estate, net	3,823	(196,580)	3,256	(210,353)
Depreciable real estate reserves	29,064	10,387	85,336	10,387
Loss on sale of marketable securities	—	83	(3,262)	83
Depreciation and amortization	133,054	425,042	227,188	604,350
Interest expense, net of interest income	64,856	89,089	130,478	183,761
Amortization of deferred financing costs	3,432	7,433	8,193	15,365
Operating income	237,155	451,101	452,992	741,828

Equity in net (income) from unconsolidated joint ventures	(3,412)	(5,841)	(10,026)	(15,937)
Marketing, general and administrative expense	24,256	24,484	48,399	48,516
Transaction related costs, net	46	2,115	179	3,394
Investment income	(60,622)	(44,214)	(100,921)	(98,951)
Non-building revenue	(1,548)	1,006	(8,118)	(3,432)
Net operating income (NOI)	195,875	428,651	382,505	675,418

Equity in net income from unconsolidated joint ventures	3,412	5,841	10,026	15,937
SLG share of unconsolidated JV depreciation and amortization	31,286	14,910	62,501	29,813
SLG share of unconsolidated JV interest expense, net of interest income	22,876	17,391	43,969	34,650
SLG share of unconsolidated JV amortization of deferred financing costs	2,314	2,136	4,935	3,432
SLG share of unconsolidated JV transaction related costs	56	—	110	—
SLG share of unconsolidated JV investment income	(3,916)	(4,108)	(8,746)	(10,007)
SLG share of unconsolidated JV non-building revenue	(1,158)	188	(2,108)	277
NOI including SLG share of unconsolidated JVs	250,745	465,009	493,192	749,520

NOI from other properties/affiliates	(38,265)	(251,621)	(72,783)	(334,694)
Same-Store NOI	212,480	213,388	420,409	414,826

Ground lease straight-line adjustment	524	608	1,048	1,216

Straight-line and free rent	(10,780)	(8,954)	(21,995)	(16,868)
Rental income - FAS 141	(4,471)	(3,740)	(9,240)	(7,434)
Joint Venture straight-line and free rent	(2,436)	(4,960)	(5,043)	(8,895)
Joint Venture rental income - FAS 141	(409)	(440)	(888)	(883)
Same-store cash NOI	$194,908	$195,902	$384,291	$381,962

SL GREEN REALTY CORP.
NON-GAAP FINANCIAL MEASURES - DISCLOSURES
(unaudited and in thousands, except per share data)

Funds from Operations (FFO)
FFO is a widely recognized non-GAAP measure of REIT performance. The Company computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than the Company does. The revised White Paper on FFO approved by the Board of Governors of NAREIT in April 2002, and subsequently amended, defines FFO as net income (loss) (computed in accordance with Generally Accepted Accounting Principles, or GAAP), excluding gains (or losses) from sales of properties, debt restructurings and real estate related impairment charges, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.
The Company presents FFO because it considers it an important supplemental measure of the Company’s operating performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, particularly those that own and operate commercial office properties. The Company also uses FFO as one of several criteria to determine performance-based bonuses for members of its senior management. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions, and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, and interest costs, providing perspective not immediately apparent from net income. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of the Company’s financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including our ability to make cash distributions.
Funds Available for Distribution (FAD)
FAD is a non-GAAP financial measure that is calculated as FFO plus non-real estate depreciation, allowance for straight line credit loss, adjustment for straight line ground rent, non-cash deferred compensation, and a pro-rata adjustment for FAD for SLG’s unconsolidated JV, less straight line rental income, free rent net of amortization, second cycle tenant improvement and leasing costs, and recurring building improvements.
FAD is not intended to represent cash flow for the period and is not indicative of cash flow provided by operating activities as determined in accordance with GAAP. FAD is presented solely as a supplemental disclosure with respect to liquidity because the Company believes it provides useful information regarding the Company’s ability to fund its dividends. Because all companies do not calculate FAD the same way, the presentation of FAD may not be comparable to similarly titled measures of other companies. FAD does not represent cash flow from operating, investing and finance activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of the Company’s financial performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP), or as a measure of the Company’s liquidity.
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
EBITDA is a non-GAAP financial measure that is calculated as Operating income before transaction related costs and gains/losses on early extinguishment of debt. Adjusted EBITDA adds income taxes, loan loss reserves and our share of joint venture depreciation and amortization to EBITDA.
The Company presents EBITDA, because the Company believes that EBITDA, along with cash flow from operating activities, investing activities and financing activities, provides investors with an additional indicator of the Company’s ability to incur and service debt. EBITDA should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of the Company’s financial performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP), or as a measure of the Company’s liquidity. Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) is calculated by adding income taxes, loan loss reserves and the Company’s share of joint venture depreciation and amortization to EBITDA.
Net Operating Income (NOI) and Cash NOI
NOI is a non-GAAP financial measure that is calculated as operating income before transaction related costs, gains/losses on early extinguishment of debt, marketing general and administrative expenses and non-real estate revenue. Cash NOI is calculated by subtracting free rent (net of amortization), straight-line rent, FAS 141 rental income from NOI, while adding ground lease straight-line adjustment and the allowance for straight-line tenant credit loss.
The Company presents NOI and Cash NOI because the Company believes that these measures, when taken together with the corresponding GAAP financial measures and our reconciliations, provide investors with meaningful information regarding the operating performance of properties. When operating performance is compared across multiple periods, the investor is provided with information not immediately apparent from net income (determined in accordance with GAAP). These measures provide information on trends in the revenue generated and expenses incurred in operating our properties, unaffected by the cost of leverage, straight-line adjustments, depreciation, amortization, and other net income components. The Company uses these measures internally as performance measures. None of these measures is an alternative to net income (determined in accordance with GAAP) and same-store performance should not be considered an alternative to GAAP net income performance.
Debt to Market Capitalization Ratio
Debt to Market Capitalization is a non-GAAP measure that is calculated as the Company’s estimated market value based upon the quarter-end trading price of the Company’s common stock multiplied by all common shares and operating partnership units outstanding plus the face value of the Company’s preferred equity divided by consolidated debt.
The Company presents the ratio of debt to market capitalization as a measure of the Company’s leverage position relative to the Company’s estimated market value. The Company believes this ratio may provide investors with another measure of the Company’s current leverage position. The debt to market capitalization ratio should be used as one measure of the Company’s leverage position, and this measure is commonly used in the REIT sector; however, such measure may not be comparable to those used by other REITs that do not compute such measure in the same manner. The debt to market capitalization ratio does not represent the Company’s borrowing capacity and should not be considered an alternative measure to the Company’s current lending arrangements.
Coverage Ratios
The Company presents fixed charge and interest coverage ratios to provide a measure of the Company’s financial flexibility to service current debt amortization, interest expense and ground rent from current cash net operating income. These coverage ratios represent a common measure of the Company’s ability to service fixed cash payments; however, these ratios are not used as an alternative to cash flow from operating, financing and investing activities (determined in accordance with GAAP).